                              FOR IMMEDIATE RELEASE
                              ---------------------

                                                        CONTACT: DWIGHT V. NEESE
                                                                       PRESIDENT
                                                            203 WEST MAIN STREET
                                                            UNION, SC 29379-0866
                                                                  (864) 429-1863

                        UNION FINANCIAL BANCSHARES, INC.
                        ANNOUNCES SECOND QUARTER EARNINGS

UNION, SOUTH CAROLINA - April 15, 2003: Union Financial Bancshares, Inc. (Nasdaq: UFBS) announced earnings of $497,000 for the quarter ended March 31, 2003 compared to earnings of $472,000 for the second quarter of fiscal 2002, a 5.30% increase. Earnings per share were $.25 per share (basic) for the second quarter of fiscal 2003 versus $.24 per share (basic) for the second quarter of fiscal 2002. Net income for the six months ended March 31, 2003 was $950,000 or $.48 per share (basic) versus $900,000 or $.46 per share (basic) for the same period in 2002, a 5.56% increase.

At March 31, 2003, assets totaled $344.8 million, a 10.87% increase from $310.9 million at September 30, 2002. Net loans receivable decreased $7.3 million or 4.55% to $154.2 million at March 31, 2003, compared to $161.6 million at September 30, 2002. Investment and mortgage-backed securities at March 31, 2003, increased 34.10% to $157.8 million from $117.6 million at September 30, 2002. Deposits at March 31, 2003, increased 6.37% to $213.1 million from $200.3 million at September 30, 2002.

Commenting on the second quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report our operating results for second quarter of fiscal year 2003. Our non-interest income, excluding a gain on the sale of securities of $182,000 for the quarter ended March 31, 2003 and a loss on the sale of securities of $42,000 for the quarter ended March 31, 2002, grew at a very healthy rate of 8.33%, while non-interest expense increased only 4.86%. Although our net loans declined from September 30, 2002 by $7.3 million, our consumer and commercial loan portfolios increased 14.62% over the same period of time. Overall, we are pleased with the results of the quarter."

The Company declared a quarterly dividend of $0.10 per share on its outstanding common stock, payable on May 15, 2003 to shareholders of record on April 29, 2003.

Union Financial Bancshares is the holding company for Provident Community Bank which operates six banking locations in the upstate of South Carolina. At March 31, 2003, Union Financial had $344.8 million in total assets and stockholders' equity of $27.9 million.


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                        Union Financial Bancshares, Inc.
             Second Quarter - Fiscal Year Ending September 30, 2003

                              FINANCIAL HIGHLIGHTS

                (UNAUDITED) ($ IN THOUSAND, EXCEPT SHARE DATA)


                                     QUARTER ENDED   YEAR ENDED
BALANCE SHEET                           3/31/03       9/30/02       $ CHANGE      % CHANGE
-------------                         ------------   ------------  ------------   ------------

Total assets                             $344,762     $310,968      $33,794        10.87%
Cash and interest-bearing deposits          7,373        8,731       (1,358)      -15.55%
Investment & mortgage-backed securities   157,748      117,633       40,115        34.10%
Loans receivable (net)                    154,222      161,576       (7,354)       -4.55%
Goodwill and intangible assets              5,325        5,643         (318)       -5.64%
Deposits                                  213,067      200,303       12,764         6.37%
Advances and other borrowings              92,725       74,000       18,725        25.30%
Trust preferred corporate obligations       8,000        8,000            0         0.00%
Stockholders' equity                       27,939       27,198          741         2.72%
Outstanding shares                      1,965,138    1,958,069        7,069         0.36%
Book value per share                       $14.22       $13.89        $0.33         2.35%
Tangible book value per share              $11.51       $11.01        $0.50         4.54%




                                THREE MONTHS ENDED        SIX MONTHS ENDED
                                    MARCH 31,                MARCH 31,
                             ------------------------ ------------------------
INCOME STATEMENTS                  2003         2002         2003        2002
-----------------
                             -----------  ----------- ------------ -----------

Net interest income               $2,128       $2,286       $4,172      $4,283
Provision for loan losses            235          250          415         340
                             -----------  ----------- ------------ -----------
Net interest income after          1,893        2,036        3,757       3,943
  loan loss provision
Noninterest income                   559          306          999         570
Noninterest expense                1,791        1,707        3,485       3,313
Income tax                           164          163          321         300
                             -----------  ----------- ------------ -----------
Net income                         $ 497        $ 472        $ 950       $ 900
                             -----------  ----------- ------------ -----------
Earnings per share basic           $0.25        $0.24        $0.48       $0.46
                             -----------  ----------- ------------ -----------
Earnings per share diluted         $0.24        $0.25        $0.46       $0.45
                             -----------  ----------- ------------ -----------




                                           SIX MONTHS ENDED
                                               MARCH 31,
                                    ------------------------------
KEY FINANCIAL RATIOS                     2003           2002
--------------------                ------------------------------

Return on average assets                 0.58%          0.62%
Return on average stockholders' equity   6.82%          7.32%
Operating expense to average assets      2.14%          2.27%
Capital to average assets               10.96%         11.17%